EXHIBIT 10.48
Consent. Resignation & Appointment
Tandy Brands Accessories, Inc. (the “Company”) hereby consents to the assignment by Comerica Bank (“Comerica”) to Wells Fargo Bank, N.A.(“Bank”), and the assumption by Bank from Comerica, of all of Comerica’s rights and obligations under the Administrative Services Agreement (“ASA”), and all Exhibits and related Service Documents that form part of such agreement, with respect to Tandy Brands Accessories, Inc. Benefit Restoration Plan (the “Plan”) to the extent such rights and obligations arise on or after July1, 2009 (the “Assignment Date”).
Effective as of the Assignment Date, Comerica hereby resigns as Trustee under the Plan’s Trust Agreement between Comerica and Company (the “Trust Agreement”), and Company accepts such resignation as of such date. The Company and Comerica agree, however, that all provisions under such Trust Agreement with respect to the transition of services and records to a successor Trustee and a full accounting to the Company shall continue to apply according to the terms of such Trust Agreement. Effective as of the Assignment Date, Company hereby appoints Bank as successor Trustee under such Trust Agreement and Bank accepts such appointment under the terms and conditions of such Trust Agreement. The Company acknowledges and agrees that Bank shall not have any liability to the Company for any actions or omissions prior to the Assignment Date by Comerica under the Trust Agreement.
The Company also agrees to provide to Bank no later than       July 10, 2009            , a copy of the Company’s Board Resolutions, or resolutions adopted by officers of the Company or by other fiduciaries authorized to appoint and remove the Trustee for the Plan, appointing Bank as successor trustee (substantially in the form of the attached “model” resolutions). In addition, the Company agrees to timely execute such other forms as are reasonably requested by Bank pertinent to its assumption of recordkeeping and trustee duties after the Assignment Date. In the event it is determined that minor operational differences will arise upon the transition to Bank as a result of the different manner in which Bank provides certain services under such agreements, Bank will notify Company of same prior to the transition and Company hereby consents to any such minor change of which it is notified.
The Company directs Bank to continue to rely on recordkeeping, custody and related service information previously provided by the Company and currently maintained by Comerica with respect to the Plan including, by way of example, the Plan’s currently designated persons authorized to act on behalf of the Plan, and related forms irrespective of whether any such form, text or other information was deemed incorporated into or otherwise made a part of the ASA and the Company agrees that Bank shall be protected in its reliance upon such information and records.
     IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative on the date specified below.

Wells Fargo Bank, N.A.	Tandy Brands Accessories, Inc.

By:	By:

Title:	Title:	Chief Financial Officer

Date:	Date:	June 18, 2009

Comerica Bank

By:

Title:

Date: